Exhibit 99.B(m)(2)(a)

SCHEDULE A

(to the Class A Service Plan - Pacific Funds Series Trust)

Class A Shares:

Pacific FundsSM Portfolio Optimization Conservative

Pacific FundsSM Portfolio Optimization Moderate-Conservative

Pacific FundsSM Portfolio Optimization Moderate

Pacific FundsSM Portfolio Optimization Growth

Pacific FundsSM Portfolio Optimization Aggressive-Growth

Pacific FundsSM Core Income

Pacific FundsSM Floating Rate Income

Pacific FundsSM High Income

Pacific FundsSM Short Duration Income

Pacific FundsSM Strategic Income

Pacific FundsSM Large-Cap

Pacific FundsSM Large-Cap Value

Pacific FundsSM Small/Mid-Cap

Pacific FundsSM Small-Cap

Pacific FundsSM Small-Cap Value

Pacific FundsSM Small-Cap Growth

Effective: July 31, 2019